Exhibit 5.2

October 6, 2004

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, Illinois 60069

Re:  2.50% Convertible Senior Notes due 2010

Ladies and Gentlemen:

We have acted as counsel for Hewitt Associates, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), with respect to the registration for resale under the Securities Act of 1933, (the “Act”), of $110,000,000 aggregate principal amount of the 2.50% Convertible Senior Notes due 2010 (the “Notes”) and the shares of Class A Common Stock of the Company, par value $0.01 per share, (the “Common Stock”) issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated September 30, 2003, between Exult, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Exult”), and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated October 1, 2004, among the Company, Exult and the Trustee.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinion herein is limited to, the laws of the State of New York. We express no opinion with respect to the laws of any other jurisdiction.

Hewitt Associates, Inc.

October 6, 2004

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock under the Act and to the reference to us in the prospectus under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  Jones Day